CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (SEC File Number yet to be assigned) as filed with the SEC of our audit reports dated April 20, 2021, with respect to the balance sheets of Ankam, as of November 30, 2020, 2019 and 2018, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the period from inception (August 22, 2018) to November 30, 2018, and the years ended November 30, 2020 and 2019. Our reports dated April 20, 2021, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Ankam’s ability to continue as a going concern.

Tampa, Florida

November 2, 2021